EXHIBIT 23.02

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this Registration Statement of our report dated November 20, 1998 relating to the financial statements of Saratoga Holdings I, Inc. and to the reference to our Firm under the caption "Experts," in this Registration Statement and related Prospectus.

/s/ HEIN + ASSOCIATES LLP
 HEIN + ASSOCIATES LLP
Houston, Texas
November 24, 1998